Exhibit 99.1

Aug. 31, 2006
Detroit Edison, others reach settlement in show cause proceeding
     DETROIT — Detroit Edison and a group of stakeholders have reached a settlement agreement on a Michigan Public Service Commission (MPSC) show cause order which asked Detroit Edison to explain why its electric rates should not be reduced.
     Under the agreement, Detroit Edison, a subsidiary of DTE Energy, will reduce 2006 electric rates on an annualized basis by $52.5 million. However, pro-rated for the remainder of 2006, the actual rate decrease will be approximately $17 million. Starting Jan. 1, 2007, rates will be reduced by an additional $26.25 million, bringing the total rate reduction to $78.75 million on an annualized basis. The rate reduction, which was approved today by the MPSC, will be applied to Detroit Edison residential, commercial and industrial customers.
     “This settlement agreement shows our commitment to keep electric rates as low as possible, and is evidence that cost reduction and process improvement measures undertaken by Detroit Edison are paying off for our customers,” said Robert Buckler, president of Detroit Edison.
     In March of 2006, the MPSC ordered Detroit Edison to explain why its electric rates should not be reduced, citing several factors that could potentially cause the company to exceed its authorized rate of return. Over the past several months, Detroit Edison worked with a number of interested parties — including the MPSC staff, the Michigan Attorney General’s office and others — to develop the settlement agreement.
     “This agreement demonstrates the collaborative relationship we have with the Michigan Public Service Commission and other key constituents,” Buckler said. “We were able to enter into fruitful discussions with all interested parties and reach a settlement that is in the best interest of our customers and our shareholders.”
     The settlement agreement also provides continued progress in rate deskewing which moves commercial and residential electric rates closer to their actual cost of service. The agreement creates a mechanism that addresses the financial risk associated with fluctuations in Electric Choice sales, and a methodology for amortizing the costs incurred to achieve savings from the company’s Performance Excellence Process.
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     The settlement agreement does not alter DTE Energy’s consolidated 2006 operating earnings guidance excluding synfuels of $2.41 — $2.66 per diluted share. Furthermore, Detroit Edison remains positioned to earn its authorized rate of return in 2006 and 2007, the company said.
     Importantly, the rate reduction agreement includes a sunset provision. Detroit Edison is facing significant capital investments over the next several years for infrastructure improvements to enhance electric service reliability, and for mandated environmental upgrades to achieve state and federal regulations. The sunset provision recognizes that additional resources may be needed in the future.
     To minimize the financial impact of these capital investments, Detroit Edison has begun implementing its Performance Excellence Process — a broad productivity, service and cost improvement effort focused on all areas of Detroit Edison, MichCon and the corporate staff of parent-company DTE Energy.
     Detroit Edison is an investor-owned electric utility serving 2.2 million customers in Southeastern Michigan and a subsidiary of DTE Energy (NYSE:DTE), a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Information about DTE Energy is available at www.dteenergy.com.
     This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms “anticipate”, “believe”, “estimate”, and similar words. These statements should be read in conjunction with the “Forward-Looking Statements” section in DTE Energy Company’s “DTE Energy” and The Detroit Edison Company’s “Detroit Edison” 2005 Form 10-K and most recent 10-Q (which sections are incorporated by reference herein), and in conjunction with other SEC reports filed by DTE Energy and Detroit Edison that discuss important factors that could cause DTE Energy’s and Detroit Edison’s actual results to differ materially, including, but not limited to, the speed and nature of regulatory approvals. DTE Energy and Detroit Edison expressly disclaim any current intention to update any forward-looking statements contained in this document as a result of new information or future events.
     In this document, DTE Energy provides 2006 guidance for operating earnings. DTE Energy management believes that operating earnings provide a more meaningful representation of the company’s earnings from ongoing operations and uses operating earnings as the primary performance measurement for external communications with analysts and investors. Internally, DTE Energy uses operating earnings to measure performance against budget and to report to the Board of Directors. It is likely that certain items that impact the company’s 2006 reported results will be excluded from operating results. A reconciliation to the comparable 2006 reported earnings/net income guidance is not provided because it is not possible to provide a reliable forecast of specific line items such as 2007 oil hedging costs, Performance Excellence Process restructuring charges and DTE2 implementation charges. These items may fluctuate significantly from period to period and may have a significant impact on reported earnings.
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Len Singer	Lorie N. Kessler
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